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ALTERA CORPORATION

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[BODY OF LETTER TO BE SENT TO CERTAIN
ALTERA CORPORATION SHAREHOLDERS]

April 01, 2002

Reference:	Altera Corporation 2002 Annual Meeting and Vote on Amendments to the 1996 Stock Option Plan and 1987 Employee Stock Purchase Plan

Dear [XXX]:

Because [XXX] is a major shareholder of Altera Corporation, I would like to encourage your support of Altera’s management and Board of Directors in our recommendation to approve amending the 1996 Stock Option Plan and 1987 Employee Stock Purchase Plan to increase the shares reserved for issuance by 9,000,000 and 1,500,000 respectively. Our annual meeting for voting on these items is April 30, 2002. We believe these actions are in the best interests of Altera’s shareholders because:

•	These plans are necessary for Altera’s continued ability to attract and retain the highest caliber employees.

•	These plans have been implemented in a manner responsible to Altera shareholders. Compared to its peers, Altera’s plans are among the lowest in shareholder dilution. Additionally, the long-term nature of this compensation is ensured by Altera’s extended vesting schedule for ongoing grants.

I hope that [XXX] will share this opinion after considering the following:

What is at issue?

At issue is Altera’s continued ability to attract and retain the best employees. The Silicon Valley remains one of the most competitive job markets in the world and will become ever more so as industry conditions improve. If Altera is to attract and retain the talented individuals and management necessary for its continued success, then it must be able to offer compensation packages that are competitive with the best companies in the area. Employee stock options and stock purchase plans are essential components of competitive compensation plans in the Valley. Without shareholder approval of both of these amendments, Altera will be unable to offer new and ongoing employees these key elements of a competitive compensation package.

The shares requested this year allow us to provide options to employees at a rate similar to our past practices and to establish a prudent contingency reserve.

Altera Proxy

Has Altera’s use of equity-based compensation been responsible and is it in our shareholders’ interest?

We believe the answer to both questions is ‘yes’ and would offer the following points in support of this position.

1.	Altera’s ‘Burn Rate’, i.e., the number of shares granted to employees each year as a percentage of the total shares outstanding, is and historically has been, low in comparison to other semiconductor companies. For the last four years for which comparative data is available, Altera’s burn rate has been at the median or (most recently) in the lower 25th percentile in its peer group of companies (see Attachment 1 – this data is taken from the most recent annual survey conducted by iQuantic in which Altera participates. The Semiconductor Peer Group in the iQuantic survey is made up of 32 publicly traded semiconductor companies.)

2.	Altera’s ‘Vesting Schedule’ for ongoing employee option grants generally begins at the end of the third year with option grants becoming fully vested by the end of the fourth year. This conservative vesting schedule provides Altera’s shareholders with the assurance that these option grants are true long-term compensation — the value of which is based upon long-term growth and enhanced shareholder value. Altera is one of two companies among its peers to use this extended vesting schedule (see Attachment 2). However, this extended vesting — a benefit to shareholders — biases Altera’s ‘overhang’, i.e., the total number of shares available for grant plus the number of unexercised shares granted (also often expressed as a percentage of shares outstanding), to the high side of companies with shorter vesting terms. An example of this bias is provided in Attachment 3 in which the overhang for ongoing grants of 2.0 million shares per year over a four-year period using Altera’s three-year vesting schedule is compared to the far more typical one-year vesting period. In this example a steady state bias of 40 percent results. We ask you to weigh this bias effect carefully when using overhang or other measurements of shareholder value transfer that rely on overhang in your decision-making process. Altera’s overhang is 13% and is below the comparable median for the semiconductor industry as reported by iQuantic (See Attachment 4). Total current dilution is 16.9%, well under the median 23.2% dilution for technology companies as reported in the IRRC 2002 Stock Plan Dilution Report.

3.	Altera’s stock option plan is broad-based. Altera believes that stock options are an important long-term incentive for all employees because options link individual financial reward to increasing shareholder value. In the years 1998 – 2001, more than 80% of new shares granted went to employees who were not corporate officers. As headcount more than doubled from 1998 through 2000, there was a related increase in option share “overhang” as new employees received option grants. Altera’s long vesting schedule and low relative share price during 2001 have artificially and temporarily inflated the number of shares granted but not exercised. More than 26 million net new shares were granted from 1999 through 2001 at exercise prices ranging from approximately $20 to $36 per share. In recent months, Altera has been trading in

Altera Proxy

the low $20 per share range offering little incentive for exercises at a normal rate thus adding to our total overhang.

4.	Option repricing requires shareholder approval. In October 2000, the Board of Directors passed a resolution prohibiting repricing of employee stock options without approval of a majority of the stockholders, present in person or by proxy, at a meeting of the stockholders. Under the resolution, Altera may not, without such shareholder approval, amend any granted option to reduce the exercise price of the granted option or cancel any granted option in exchange for any other option with a lower exercise price. These restrictions apply to all of the company’s option plans.

5.	Altera’s share repurchase program offsets dilution arising from our employee stock plans. On a cumulative basis from 1998 through 2001, shares repurchased exceeded net new stock option grants. We repurchased 7.2 million shares in 2001 and expect that continuing positive cash flow generation will allow additional share repurchases in the years ahead.

We require your support to enable us to continue to offer competitive, equity-based compensation.

Thank you very much for your attention and continued support—please vote “For” amending both of our plans. Since we believe that the passage of these proxy issues is absolutely essential to Altera’s continued success, I would like to further discuss this with you, at your convenience, by phone or in person. Please expect my call, and I look forward to talking with you.

Sincerely yours,

Nathan Sarkisian
Senior Vice President and Chief Financial Officer

Enclosures:	Attachments 1-4 Annual Report Proxy

Via Federal Express

Altera's Low "Burn Rate"

Semiconductor Company Peer Group (w/o cancellations)

Market Percentile	2001	2000	1999	1998	1997
75th		7.3%	8.7%	6.0%	6.1%
Median		4.7%	4.9%	4.3%	3.7%
25th		3.4%	3.3%	3.7%	2.5%
ALTERA					
w/o cancellations	3.14%	3.31%	2.12%	2.22%	2.18%
w/cancellations	2.34%	2.77%	1.36%	1.39%	1.42%

Source: iQuantic Inc., most recent (2000) survey

ALTERA®

Attachment #1

Vesting Aligned with Shareholder Interests

- Ongoing Employee Options initial vesting period is 3 years from grant date.

Semiconductor Peer Group
75%
50%
25%
0%
Altera
Immed.
1 mo.
3 mos.
1 year
3 years
Other
When First Option Vests

Source: iQuantic Inc.

Attachment #2

Overhang Bias Due to Altera Vesting

Altera 3-Year Vesting *

	Grant	Year 1	Year 2	Year 3	Year 4
Year 1	2.0	2.0	2.0	2.0	1.0
Year 2	2.0		2.0	2.0	2.0
Year 3	2.0			2.0	2.0
Year 4	2.0				2.0
Total Overhang@ mid-year		2.0	4.0	6.0	7.0

Typical 1-Year Vesting *

	Grant	Year 1	Year 2	Year 3	Year 4
Year 1	2.0	2.0	1.5	1.0	.5
Year 2	2.0		2.0	1.5	1.0
Year 3	2.0			2.0	1.5
Year 4	2.0				2.0
Total Overhang@ mid-year		2.0	3.5	4.5	5.0

Steady State Option Overhang is 40% More !!

*Assumes 2.0 million share grants are issued to ongoing employees each year and the grantees exercise shares when vested, therefore removing the exercised shares from the calculated overhang

Attachment #3

Altera Overhang

(Options Granted but Unexercised as a % of Outstanding)
Semiconductor Company Peer Group

Market Percentile	2001	2000	1999	1998	1997
75th		18.1%	18.1%	16.4%	14.6%
Median		14.7%	13.7%	13.4%	13.7%
25th		12.7%	11.5%	11.9%	9.5%
ALTERA	14.5% (1)	13.0%	11.7%	13.0%	14.0%

(1) Total overhang (available for grant and granted but unexercised) = 16.9%

Source: iQuantic Inc., most recent (2000) survey

Attachment #4